Mizati Luxury Alloy Wheels, Inc.
16122 Orange Avenue
Paramount, CA 90723

January 18, 2006

From: Mizati Luxury Alloy Wheels, Inc.
To: Hazel Chu, Chief Executive Officer

SUBJ: PROMISORY NOTE

1. This letter is to serve a legally binding contract between Mizati Luxury Alloy Wheels, Inc (the Promisor) and Hazel Chu (the Promisee).

2. The Promisor hereby agrees to reply in full the Promisee the sum amount of $123,300 USD with 10% interest within a period of 10 (ten) years as of today's date. Promisee agrees to return the interest to the Company as part of the working capital with no compensation in return.

3. Executed this 18th day of January, 2006.

HAZEL CHU
President & Chief Executive Officer
Mizati Luxury Alloy Wheels, Inc.